Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Second Quarter 2019 Financial Results and

Updates Full Year 2019 Financial Guidance

•	Reports record quarterly revenue of $70.7 million, representing 48% year-over-year growth and 46% organic growth

•	Raises revenue guidance to $264-$268 million for full year 2019, representing 29%-31% organic growth

•	Completes acquisition of process analytics innovator C Technologies

•	Closes follow-on equity and convertible debt offerings for net proceeds of $599 million

WALTHAM, Mass. – August 1, 2019 — Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for its second quarter of 2019. Provided in this press release are financial highlights for the three- and six-month periods ended June 30, 2019, updated financial guidance for the fiscal year 2019, and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “We are very pleased with the company’s performance during the second quarter, which included record revenue and 46% organic growth. In May, we closed on our acquisition of C Technologies and then raised approximately $600M in two follow-on financings, adding $290M to our balance sheet net of the C Technologies acquisition and the redemption of the 2016 Notes due 2021. With strong market momentum and a healthy balance sheet, we are well positioned to execute on our long-term growth strategy and we remain very confident about our ability to grow and continue to differentiate ourselves in the bioprocessing arena.”

Second Quarter 2019 Highlights

•	Revenue increased by 48% year-over-year, and 46% organically, to a record $70.7 million

•	GAAP income from operations increased 670 bps to 15.6% of revenue

•	Adjusted (non-GAAP) income from operations increased 1,220 bps to 28.4% of revenue

•	GAAP fully-diluted EPS increased to $0.17 compared to $0.06 for the second quarter of 2018

•	Adjusted (non-GAAP) fully-diluted EPS increased to $0.31 compared to $0.14 for the second quarter of 2018

First Half 2019 Highlights

•	Revenue increased by 42% year-over-year, and 42% organically, to $131.3 million

•	GAAP income from operations increased 580 bps to 16.9% of revenue

•	Adjusted (non-GAAP) income from operations increased 870 bps to 27.2% of revenue

•	GAAP fully-diluted EPS increased to $0.34 compared to $0.14 for the first half of 2018

•	Adjusted (non-GAAP) fully-diluted EPS increased to $0.59 compared to $0.29 for the first half of 2018

Financial Details for the Second Quarter and First Half of 2019

REVENUE

•	Total revenue for the second quarter of 2019 increased to $70.7 million compared to $47.7 million for the second quarter of 2018, a year-over-year gain of 48% as reported and 46% constant currency.

•	Total revenue for the first half of 2019 increased to $131.3 million compared to $92.6 million for the first half of 2018, a year-over-year gain of 42% as reported and at constant currency.

GROSS PROFIT and GROSS MARGIN

•

Gross profit (GAAP) for the second quarter of 2019 was $40.0 million, a year-over-year increase of $13.3 million or 50%, and representing 56.6% gross margin. Adjusted gross profit (non-GAAP) for the second quarter of 2019 was $41.4 million, a year-over-year increase of $14.6 million, or 54%, and representing 58.6% gross margin.

•

Gross profit (GAAP) for the first half of 2019 was $73.8 million, a year-over-year increase of $22.0 million or 42%, and representing 56.2% gross margin. Adjusted gross profit (non-GAAP) for the first half of 2019 was $75.4 million, a year-over-year increase of $23.1 million, or 44%, and representing 57.4% gross margin.

OPERATING INCOME

•

Operating income (GAAP) for the second quarter of 2019 was $11.1 million, which includes the impact of approximately $4.8 million in deal-related costs associated primarily with our acquisition of C Technologies. This represents an increase of $6.8 million from the second quarter of 2018. Adjusted operating income (non-GAAP) for the second quarter of 2019 was $20.1 million, an increase of $12.3 million from the second quarter of 2018.

•

Operating income (GAAP) for the first half of 2019 was $22.2 million, which includes the impact of approximately $6.1 million in deal-related costs associated primarily with our acquisition of C Technologies. This represents an increase of $12.0 million from the first half of 2018. Adjusted operating income (non-GAAP) for the first half of 2019 was $35.7 million, an increase of $18.6 million from the first half of 2018.

NET INCOME

•

Net income (GAAP) for the second quarter of 2019 was $8.1 million, an increase of $5.4 million from $2.7 million for the second quarter of 2018. Adjusted net income (non-GAAP) for the second quarter of 2019 was $15.3 million, an increase of $9.1 million from $6.2 million for the second quarter of 2018.

•

Net income (GAAP) for the first half of 2019 was $16.1 million, an increase of $10.0 million from $6.2 million for the first half of 2018. Adjusted net income (non-GAAP) for the first half of 2019 was $28.4 million, an increase of $15.4 million from $13.0 million for the first half of 2018.

EARNINGS PER SHARE

•

Earnings per share (GAAP) for the second quarter of 2019 increased to $0.17 on a fully diluted basis, compared to $0.06 for the second quarter of 2018. Adjusted EPS (non-GAAP) for the second quarter of 2019 increased to $0.31 per fully diluted share, compared to $0.14 for the 2018 period.

•

Earnings per share (GAAP) for the first half of 2019 increased to $0.34 on a fully diluted basis, compared to $0.14 for the first half of 2018. Adjusted EPS (non-GAAP) for the first half of 2019 increased to $0.59 per fully diluted share, compared to $0.29 for the 2018 period.

EBITDA

•

EBITDA, a non-GAAP financial measure, for the second quarter of 2019 was $15.2 million, an increase of 79% compared to $8.5 million for the second quarter of 2018. Adjusted EBITDA for the second quarter of 2019 was $21.7 million, an increase of 133% compared to $9.3 million for the second quarter of 2018.

•

EBITDA for the first half of 2019 was $30.9 million, an increase of 68% compared to $18.5 million for the second quarter of 2018. Adjusted EBITDA for the first half of 2019 was $39.2 million, an increase of 96% compared to $20.0 million for the second quarter of 2018.

CASH

•	Our cash, cash equivalents and marketable securities at June 30, 2019 were $208.9 million, an increase of $15.1 million from $193.8 million at December 31, 2018.

All reconciliations of GAAP to adjusted (non-GAAP) figures above, as well as EBITDA to adjusted EBITDA, are detailed in the reconciliation tables included later in this press release.

Financial Guidance for 2019

Our financial guidance for the fiscal year 2019 is based on expectations for our existing business and includes the financial impact of our acquisition of C Technologies (which closed on May 31, 2019). This guidance excludes the impact of potential additional acquisitions and future fluctuations in foreign currency exchange rates. We have not previously included in our guidance the impact of C Technologies, which we expect to contribute $16-$17 million in revenue and $0.06-$0.07 adjusted earnings per fully diluted share over seven months of Repligen ownership in 2019.

FISCAL YEAR 2019 GUIDANCE:

•

Total revenue is projected to be in the range of $264-$268 million, an increase from our previous guidance of $235-$241 million. Our current guidance reflects overall revenue growth of 36%-38%, and organic revenue growth of 29%-31%.

•	Gross margin is expected to be 55%- 56% basis, compared to our previous guidance of 56%-57%. Adjusted gross margin is expected to be 56%-57%, consistent with our previous guidance.

•

Income from operations is expected to be in the range of $33-$35 million on a GAAP basis, which includes the impact of $12.3 million in deal-related costs associated primarily with our acquisition of C Technologies. This compares to our previous guidance of $39-$42 million. Adjusted (non-GAAP) income from operations is expected to be in the range of $60-$62 million, an increase from our previous guidance of $52-$55 million.

•

Net income is expected to be in the range of $17.0-$19.0 million on a GAAP basis, compared to our previous guidance of $24.5-$27.5 million. Adjusted (non-GAAP) net income is expected to be in the range of $47-$49 million, an increase from our previous guidance of $41-$44 million. Our current guidance reflects a higher expected tax rate of 24% on adjusted pre-tax net income compared to our previous guidance of 20%.

•

Fully diluted GAAP EPS is expected to be in the range of $0.34-$0.38, compared to our previous guidance of $0.50-$0.56. Adjusted (non-GAAP) fully diluted EPS is expected to be in the range of $0.94-$0.98, an increase from our previous guidance of $0.84-$0.90. Both GAAP and adjusted EPS guidance include the impact of the equity component of our July offering, and shares issued in conjunction with our acquisition of C Technologies, which resulted in a weighted average addition of 2.6 million shares outstanding.

Our non-GAAP guidance for the fiscal year 2019 excludes the following items:

•	$12.3 million estimated acquisition and integration expenses associated with our acquisitions of Spectrum Inc. and C Technologies.

•	Inventory step-up charges of $1.5 million related to the acquisition of C Technologies.

•	$13.5 million estimated intangible amortization expense; $0.6 million in cost of product revenue and $12.9 million in G&A.

•	$7.4 million of non-cash interest expense (Other income (expense)) related to our debt financings.

•	$5.7 million of expense related to the extinguishment of our 2016 Notes due 2021.

Our non-GAAP guidance for the fiscal year 2019 includes:

•	An income tax increase of $10.6 million, representing the tax impact of acquisition costs and intangible amortization.

All reconciliations of GAAP to adjusted (non-GAAP) guidance are detailed in the tables included later in this press release.

Conference Call

Repligen will host a conference call and webcast today, August 1, 2019, at 8:30 a.m. EDT, to discuss second quarter of 2019 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 701-1063 for domestic callers or (412) 317-5487 for international callers. No passcode is required for the live call. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (877) 344-7529 from the U.S., (855) 669-9658 from Canada and (412) 317-0088 for international callers. Replay listeners must provide the passcode 10133911.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted gross profit and adjusted gross margin, adjusted income from operations and adjusted operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income, adjusted earnings per diluted share (EPS), adjusted research & development expense, adjusted selling, general and administrative expense and income tax expense. The Company provides organic revenue growth rates in constant currency to exclude the impact of both foreign currency translation, and the impact of acquisition revenue for current year periods that have no prior year comparable, in order to facilitate a comparison of its current revenue performance to its past revenue performance. The Company provides revenue growth rates in constant currency in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period.

The Company’s non-GAAP financial results and/or non-GAAP guidance exclude the impact of: acquisition and integration costs related to the Company’s acquisitions of TangenX Technology Corporation, Spectrum Lifesciences, LLC (formerly known as Spectrum, Inc.), and C Technologies Inc.; inventory step-up charges; intangible amortization costs; non-cash interest expense; the impact on tax of intangible amortization and acquisition costs; and, in the case of EBITDA, cash interest expense related to the Company’s convertible debt. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance and guidance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation is a global bioprocessing company that develops and commercializes highly innovative products that deliver cost and process efficiencies to biological drug manufacturers worldwide. Repligen’s corporate headquarters are in Waltham, MA (USA), with additional administrative and manufacturing operations in Marlborough, MA; Bridgewater, NJ; Rancho Dominguez, CA; Lund, Sweden; Breda, The Netherlands and Ravensburg, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, demand in the markets in which we operate, the expected performance of our business, the expected performance of the C Technologies business, the expected performance and success of our strategic partnerships, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully integrate any acquisitions, our ability to develop and commercialize products and the market acceptance of our products; our ability to integrate the C Technologies business successfully into our business and achieve the expected benefits of the acquisition; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all U.S. Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$70,670	$47,743	$131,282	$92,542
Royalty and other revenue	22	(12)	44	19

Total revenue	70,692	47,731	131,326	92,561

Costs and expenses:
Cost of product revenue	30,708	21,088	57,553	40,756
Research and development	5,231	5,780	8,851	9,068
Selling, general and administrative	23,699	16,590	42,697	32,488

	59,638	43,458	109,101	82,312

Income from operations	11,054	4,273	22,225	10,249
Investment income	1,005	512	1,718	693
Interest expense	(1,743)	(1,669)	(3,469)	(3,321)
Other income, net	(697)	251	(339)	321

Income before income taxes	9,619	3,367	20,135	7,942
Income tax provision	1,524	629	3,987	1,757

Net income	$8,095	$2,738	$16,148	$6,185

Earnings per share:
Basic	$0.17	$0.06	$0.36	$0.14

Diluted	$0.17	$0.06	$0.34	$0.14

Weighted average shares outstanding:
Basic	46,367,187	43,743,356	45,174,134	43,682,650

Diluted	49,055,814	45,015,720	47,691,772	44,694,745

Balance Sheet Data:	June 30, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$208,888	$193,822
Working capital	175,581	145,897
Total assets	1,068,267	774,621
Long-term obligations	48,386	29,211
Accumulated earnings (deficit)	580	(15,568)
Stockholders’ equity	878,968	615,568

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO

NON-GAAP (ADJUSTED) INCOME FROM OPERATIONS

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP INCOME FROM OPERATIONS	$11,054	$4,273	$22,225	$10,249

ADJUSTMENTS TO INCOME FROM OPERATIONS:
Acquisition and integration costs	4,822	853	6,621	1,508
Intangible amortization	3,051	2,634	5,662	5,298
Inventory step-up charges	1,169	—	1,169	—

ADJUSTED INCOME FROM OPERATIONS	$20,096	$7,760	$35,677	$17,055

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP (ADJUSTED) NET INCOME

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP NET INCOME	$8,095	$2,738	$16,148	$6,185

ADJUSTMENTS TO NET INCOME:
Acquisition and integration costs	5,322	853	7,121	1,508
Inventory step-up charges	1,169	—	1,169	—
Intangible amortization	3,051	2,634	5,662	5,298
Non-cash interest expense	1,124	1,053	2,231	2,089
Tax effect of intangible amortization and acquisition costs(1)	(3,444)	(1,076)	(3,961)	(2,108)

ADJUSTED NET INCOME	$15,317	$6,202	$28,370	$12,972

(1)

Effective as of the quarter ended June 30, 2019, the Company changed its methodology for calculating its non-GAAP financial measures to reflect certain tax effects related to acquisition and integration costs, inventory step-up charges, intangible amortization and non-cash interest expense. Accordingly, the non-GAAP financial measures for the three and six months ended June 30, 2018 have been updated to be consistent with the methodology used to calculate such measures for the current periods.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP (ADJUSTED) NET INCOME PER SHARE

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP NET INCOME PER SHARE - DILUTED	$0.17	$0.06	$0.34	$0.14

ADJUSTMENTS TO NET INCOME PER SHARE - DILUTED:
Acquisition and integration costs	0.11	0.02	0.15	$0.03
Inventory step-up charges	0.02	—	0.02	$—
Intangible amortization	0.06	0.06	0.12	$0.12
Non-cash interest expense	0.02	0.02	0.05	$0.04
Tax effect of intangible amortization and acquisition costs(1)	(0.07)	(0.02)	(0.09)	$(0.05)

ADJUSTED NET INCOME PER SHARE - DILUTED	0.31	$0.14	$0.59	$0.29

Totals may not add due to rounding.

(1)

Effective as of the quarter ended June 30, 2019, the Company changed its methodology for calculating its non-GAAP financial measures to reflect certain tax effects related to acquisition and integration costs, inventory step-up charges, intangible amortization and non-cash interest expense. Accordingly, the non-GAAP financial measures for the three and six months ended June 30, 2018 have been updated to be consistent with the methodology used to calculate such measures for the current periods.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP NET INCOME	$8,095	$2,738	$16,148	$6,185

ADJUSTMENTS:
Investment Income	(1,005)	(512)	(1,718)	(693)
Interest Expense	1,743	1,669	3,469	3,321
Tax Provision	1,524	629	3,987	1,757
Depreciation	1,762	1,314	3,337	2,598
Amortization(1)	3,079	2,634	5,716	5,298

EBITDA	15,198	8,472	30,939	18,466

OTHER ADJUSTMENTS:
Acquisition and integration costs	5,322	853	7,121	1,508
Inventory step-up charges	1,169	—	1,169	—

ADJUSTED EBITDA	$21,689	$9,325	$39,229	$19,974

(1)	Fiscal 2019 includes amortization of milestone payments in accordance with GAAP of $28 and $56 for the three- and six-month periods, respectively.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP COST OF SALES TO NON-GAAP (ADJUSTED) COST OF SALES

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP COST OF SALES	$30,708	$21,088	$57,553	$40,756

ADJUSTMENT TO COST OF SALES:
Acquisition and integration costs	(133)	(64)	(151)	(110)
Inventory step-up charges	(1,169)	—	(1,169)	—
Intangible amortization	(130)	(142)	(264)	(293)

ADJUSTED COST OF SALES	$29,276	$20,882	$55,969	$40,353

REPLIGEN CORPORATION

RECONCILIATION OF GAAP R&D EXPENSE TO NON-GAAP (ADJUSTED) R&D EXPENSE

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP R&D EXPENSE	$5,231	$5,780	$8,851	$9,068

ADJUSTMENTS TO R&D EXPENSE:
Acquisition and integration costs	(100)	(55)	(127)	(73)

ADJUSTED R&D EXPENSE	$5,131	$5,725	$8,724	$8,995

REPLIGEN CORPORATION

RECONCILIATION OF GAAP SG&A EXPENSE TO NON-GAAP (ADJUSTED) SG&A EXPENSE

(Unaudited, amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP SG&A EXPENSE	$23,699	$16,590	$42,697	$32,488

ADJUSTMENTS TO SG&A EXPENSE:
Acquisition and integration costs	(4,590)	(734)	(6,343)	(1,325)
Intangible amortization	(2,921)	(2,492)	(5,398)	(5,005)

ADJUSTED SG&A EXPENSE	$16,188	$13,364	$30,956	$26,158

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME GUIDANCE TO ADJUSTED (NON-GAAP NET INCOME GUIDANCE)

(in thousands)	Twelve months ending December 31, 2019
	Low End	High End
GUIDANCE ON NET INCOME	$17,000	$19,000
ADJUSTMENTS TO GUIDANCE ON NET INCOME:
Acquisition and integration costs	12,284	12,284
Inventory step-up charges	1,483	1,483
Anticipated pre-tax amortization of acquisition-related intangible assets	13,469	13,469
Non-cash interest expense	7,365	7,365
Loss on debt extinguishment	5,666	5,666
Tax effect of intangible amortization and integration	(10,645)	(10,645)
Guidance rounding adjustment	378	378

GUIDANCE ON ADJUSTED NET INCOME	$47,000	$49,000

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE GUIDANCE TO

ADJUSTED (NON-GAAP) NET INCOME PER SHARE GUIDANCE

	Twelve months ending December 31, 2019
	Low End	High End
GUIDANCE ON NET INCOME PER SHARE - DILUTED	$0.34	$0.38
ADJUSTMENTS TO GUIDANCE ON NET INCOME PER SHARE - DILUTED:
Acquisition and integration costs	$0.25	$0.25
Inventory step-up charges	$0.03	$0.03
Anticipated pre-tax amortization of acquisition-related intangible assets	$0.27	$0.27
Non-cash interest expense	$0.15	$0.15
Loss on debt extinguishment	$0.11	$0.11
Tax effect of intangible amortization and integration	($0.21)	($0.21)
Guidance rounding adjustment	$0.01	$0.01

GUIDANCE ON ADJUSTED NET INCOME PER SHARE - DILUTED	$0.94	$0.98

Totals may not add due to rounding.

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